EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Lakeview Financial Corp.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Lakeview Financial Corp. relating to the 1993 Stock Option Plan (Plan A, Plan B and Plan C) of our report dated September 4, 1997, relating to the consolidated balance sheets of Lakeview Financial Corp. and subsidiaries as of July 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1997, which report is included in the July 31, 1997 Annual Report on Form 10-K of Lakeview Financial Corp.


                                          /s/KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP



Short Hills, New Jersey
October 27, 1997